Exhibit 99.1

ACI Worldwide, Inc. Announces Preliminary First Quarter 2020 Financial Results
First Quarter Conference Call Scheduled for May 7, 2020 at 8:30 am EST

NAPLES, FLA — April 23, 2020 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of electronic payment software and solutions, today announced preliminary unaudited financial results for the quarter ended March 31, 2020.

Based on preliminary information available at this time, for the quarter ended March 31, 2020, we currently expect revenue to be in excess of $290 million, which is in the range of our guidance of between $285 million and $295 million.

“I am pleased to announce preliminary Q1 results with revenue in the upper half of our guidance range. While COVID-19 presents challenges and uncertainty, digital payments are more critical than ever, and we are fortunate to have a resilient business model with a large contractual backlog, substantial recurring revenue, a very stable customer base, a strong presence in eCommerce payments and ample liquidity,” said Odilon Almeida, President and CEO of ACI. “Our immediate focus is ensuring our employees are safe and able to work remotely to support our customers, while we work to maximize profitability and advance our pipeline of deals. Despite any near-term headwinds, I am confident in ACI’s ability to serve our customers and the opportunity to create significant shareholder value through growth acceleration in the medium and long run. I look forward to addressing the investment community and providing further details on our first quarter call.”

2020 Guidance
While a significant portion of our revenues are recurring, the duration and severity of the outbreak of COVID-19 is expected to impact our financial outlook for the full year 2020 and therefore we are suspending full year guidance. We have taken actions and continue to evaluate additional options to reduce expenses and minimize the impact from COVID-19.

Conference Call
ACI will host a conference call to discuss first quarter 2020 results on May 7, 2020, at 8:30 am EST. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, International/Local: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference ID code 4462434. There will be a replay available for two weeks on (855) 859-2056 for US/Canada and +1 (404) 537-3406 for International/Local dial-In participants.

Nature of Information
The Q1 2020 amounts in this press release are preliminary unaudited estimates based on currently available information and are subject to change as ACI completes its quarter-end accounting procedures and its audited financial statements.

About ACI Worldwide
ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 6,000 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries as well as 300 of the leading global retailers rely on ACI to execute $14 trillion each day in payments. In addition, thousands of organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software and SaaS-based solutions, we deliver real-time, any-to-any payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties, including our estimates for our results of operations for 2020, as wells as preliminary estimates for our Q1 2020 results. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “expects” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding our (1) resilient business model with a large contractual backlog, substantial recurring revenue, a very stable customer base and ample liquidity, (2) opportunity to accelerate organic growth and create significant shareholder value (3) preliminary Q1 2020 financial results and future financial guidance.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, the dependence of our business on new or renewal contracts and the inherent difficulty of predicting when new and renewal contracts will be signed and their terms, increased competition, the success of our Universal Payments strategy, demand for our products, restrictions and other financial covenants in our debt agreements, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, integration of and achieving benefits from the Speedpay acquisition, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our ability to protect customer information from security breaches or attacks, our compliance with privacy regulations, our ability to adequately defend our intellectual property, exposure to credit or operating risks arising from certain payment funding methods, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, volatility in our stock price, and potential claims associated with our sale and transition of our CFS assets and liabilities. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

© Copyright ACI Worldwide, Inc. 2020

ACI, ACI Worldwide, the ACI logo, ACI Universal Payments, UP, the UP logo and all ACI product/solution names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties' trademarks referenced are the property of their respective owners.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis
ACI Worldwide
239-403-4627
john.kraft@aciworldwide.com